Exhibit 10.3

Wesley Day

Re:Retention Benefits

Dear Wes:

We appreciate the many contributions that you have made as a valuable member of VIVUS, Inc. (the “Company” or “VIVUS”).  By this letter agreement (the “Retention Agreement”), the Company is offering certain changes to your compensation, as follows.

1. Retention Benefits.  Subject to Sections 4 and 6 below, if (x) you remain an employee of VIVUS from the date of this Retention Agreement through December 31, 2015 (the “Retention Date”), or (y) prior to the Retention Date, your employment with the Company is terminated by the Company for any reason other than due to Cause (as defined below) and such termination is not as a result of your death or disability, then you will receive the following:

(a) Retention Bonus.
(i) A lump sum cash payment in an amount equal to $616,000 which is equal to the sum of 1 year of your base salary ($440,000) and 1 year of your target bonus ($176,000).

(ii) A lump sum cash bonus payment for calendar year 2015 that will be a minimum of $119,150, which is the average of your annual bonus for the past 2 years, and a maximum of eighty-five percent (85%) of your target bonus, which is $149,600 (the “Bonus Payment”). The extent of the portion of the Bonus Payment that you will be paid above the minimum will be dependent upon the extent to which you achieve each of the following: (i) enroll a first patient in the Qsymia autonomic study; (ii) complete the Qsymia pediatric PK-PD study; (iii) draft an initial protocol and convene a panel for an alternative CVOT study design, however if the panel is not able to meet prior to the Retention Date in spite of your good faith efforts, such Milestone will be deemed to have been achieved; and (iv) develop a protocol and identify academic centers for a Pulmonary Arterial Hypertension proof of concept study for avanafil, (collectively the “Milestones”). You will receive 25% of the $30,450 for each Milestone achieved. If the Company materially withdraws support from any of the Milestones or determines that delaying such Milestone is in the Company’s best interest, such Milestone will be deemed to have been achieved. If you are terminated by the

VIVUS, Inc.    351 E. Evelyn Ave., Mountain View, CA  94041    Tel 650-934-5200     www.vivus.com

Company pursuant to (y) above, each of the Milestones will be deemed to have been achieved and you will receive monthly severance payments, equal to the monthly salary which you were receiving immediately prior to the date of termination, from the date of termination through the Retention Date.

(b) COBRA Benefits.  If you, and any of your spouse and/or dependents (“Family Members”) has coverage on the Retention Date under a group health plan sponsored by the Company, then reimbursement to you of the Company’s portion of the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) for a period of up to twelve (12) months following your termination of employment or if earlier, the date upon which you and your eligible dependents become covered under similar plans, provided that you validly elect and are eligible to continue coverage under COBRA for you and your Family Members, and, provided further, that if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), then in lieu thereof,  the Company will provide to you a taxable lump sum payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue the group health coverage in effect on the Retention Date (which amount will be based on the premium for the first month of COBRA coverage) for a period of twelve (12) months following the Retention Date, which payment will be made regardless of whether you elect COBRA continuation coverage.  If you are terminated by the Company pursuant to (y) above, the Company will reimburse you for the Company’s portion of the total applicable premium cost for continued group health plan coverage under COBRA, for the coverage as described above, from the date of your termination through the Retention Date.

2. At-Will Employment.  The Company and you acknowledge that your employment is and will continue to be at-will, as defined under applicable law, which means that either the Company or you may terminate your employment with the Company at any time and for any reason, with or without cause or notice.  If your employment terminates for any reason, you will not be entitled to any separation payments or benefits, other than as provided by this Retention Agreement.

3. Employment Termination. You and the Company agree that your employment with the Company will terminate on the Retention Date.

4. Conditions.  As a condition to receiving the payments and benefits described in Section 1 of this Retention Agreement (the “Retention Benefits”), you will be required to sign and not revoke a separation and release of claims agreement in substantially the form attached hereto as Exhibit A (the “Release”) no later than the twenty-eighth (28th) day following the Retention Date (the “Release Deadline Date”).  If the Release does not become effective and irrevocable by the Release Deadline Date because of your failure to sign the Release on or before the twenty-first (21st) day following the Retention Date or your revocation of the Release, you will forfeit any right to the Retention Benefits.  In no event will the Retention Benefits be paid or provided until the Release becomes effective and

VIVUS, Inc.    351 E. Evelyn Ave., Mountain View, CA  94041    Tel 650-934-5200     www.vivus.com

irrevocable.  Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 6, the Retention Benefits in Section 1(a) will be paid within ten (10) days following the date that the Release becomes effective and irrevocable (such payment date, the “Benefits Start Date”).

5. Definitions. For purposes of this Retention Agreement, the following terms will have the following definitions:

(a) Cause.  “Cause” means (i) gross negligence or willful misconduct in the performance of your duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexcused absences from the Company, (iii) commission of any act of fraud with respect to the Company, or (v) conviction of a felony or a crime involving moral turpitude and causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Company’s Board of Directors (the “Board”).

(b) Section 409A.  “Section 409A” means Section 409A of the Code, any final regulations and guidance under that statute, and any applicable state law equivalent, as each may be amended or promulgated from time to time.

(c) Section 409A Limit.  “Section 409A Limit” means the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your termination of employment as determined under Treasury Regulation 1.409A‑1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

(d) Severance Agreement.  “Severance Agreement” means the Amended and Restated Change of Control and Severance Agreement dated July 1, 2013, entered into between you and the Company, which amended and restated the Change of Control and Severance Agreement dated November 14, 2005.

6. Section 409A.

(a) General.  The Retention Benefits are intended to be exempt from or otherwise comply with the requirements of Section 409A so that none of the payments or benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms in this Retention Agreement will be interpreted to be so exempt or otherwise comply with Section 409A.  Each payment and benefit under this Retention Agreement is deemed to be a separate payment for Section 409A purposes.  You and the Company agree to work together in good faith to consider amendments to this Retention Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.  Any amount paid under this Retention Agreement that satisfies the requirements of the “short-term deferral” rule set forth

VIVUS, Inc.    351 E. Evelyn Ave., Mountain View, CA  94041    Tel 650-934-5200     www.vivus.com

in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 6.  Any amount paid under this Retention Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 6.

(b) Required Delay.  Notwithstanding anything to the contrary in this Retention Agreement, no payments or benefits to be paid or provided to you, if any, under this Retention Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or provided until you have a “separation from service” within the meaning of Section 409A.  Similarly, no Retention Benefits payable to you, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.  In no event will you have discretion to determine the taxable year of payment of any Deferred Payment.  If and only to the extent it is necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of the Retention Benefits will be delayed until the date that is six months and one day after the date of your separation from service with the Company.  However, in the event that your death occurs after your separation from service with the Company but prior to the six month anniversary of the date of your separation from service with the Company, any payments and/or benefits due to you but delayed under the prior sentence will be payable to you in a lump sum as soon as administratively practicable after the date of your death and any other separation pay and/or benefits will be payable according to the payment schedule applicable to each payment.

7. Tax Consequences.  All payments made pursuant to this Retention Agreement will be subject to withholding of applicable income, employment and other taxes.  The Company makes no representations or warranties with respect to the tax consequences of any payments or benefits provided under this Retention Agreement.  You agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the payments and benefits provided under this Retention Agreement or otherwise and any penalties or assessments related to such taxes (including but without limitation, pursuant to Section 409A).

8. Confidentiality. The terms of this Retention Agreement, excluding the Retention Date, are considered to be confidential information by the Company and you agree to hold such information in strict confidence and not use, disclose or transfer the information to any third party, other than your spouse and legal and tax advisors, without the express written permission of Company, except to the extent required to be disclosed by law, government agency, court order or valid discovery request in connection with a legal proceeding. The Company agrees to hold such information in strict confidence and not use, disclose or transfer the information to any third party without your express written permission, except to the extent required to be disclosed by law, government agency, court order or valid discovery request in connection with a legal proceeding.

VIVUS, Inc.    351 E. Evelyn Ave., Mountain View, CA  94041    Tel 650-934-5200     www.vivus.com

9. Severability.    If any provision of this Retention Agreement is held to be void, voidable, unlawful or unenforceable, the remaining portions of this Retention Agreement will remain in full force and effect.

10. Arbitration.    Any dispute or controversy arising under or in connection with this Retention Agreement may be settled at the option of either party by binding arbitration in the County of Santa Clara, California, in accordance with the Employment Arbitration Rules & Procedures of the Judicial Arbitration & Mediation Services then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

11. Choice of Law.  The validity, interpretation, construction and performance of this Retention Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

12. Assignment by Company.  The Company may assign its rights under this Retention Agreement to an affiliate, and an affiliate may assign its rights under this Retention Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment.  In the case of any such assignment, the term “Company” when used in a section of this Retention Agreement will mean the corporation that actually employs you.

13. Whole Agreement; Modifications.    No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Retention Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Retention Agreement supersedes any agreement concerning similar subject matter dated prior to the date of this Retention Agreement, including but not limited to the Severance Agreement, and by execution of this Retention Agreement both parties agree that the Severance Agreement will be deemed null and void.    This Retention Agreement may not be modified or changed in any manner except by a writing executed by you and a duly authorized executive officer of the Company.  No party is relying upon any other agreement, representation, statement, omission, understanding or course of conduct which is not expressly set forth in this Retention Agreement.  Headings used in this Agreement are for convenience only and will not be used to interpret its substantive terms.

To accept this Retention Agreement, please date and sign this letter below where indicated and return it to Sandra Wells.  If you do not accept this Agreement by July 20, 2015, this Retention Agreement will not become effective.

VIVUS, Inc.    351 E. Evelyn Ave., Mountain View, CA  94041    Tel 650-934-5200     www.vivus.com

We greatly appreciate your many contributions to the Company.

Sincerely,

/s/ Svai Sanford

Svai Sanford
Chief Financial Officer
Dated: July 20, 2015

By signing this letter, I acknowledge that I have had the opportunity to review this Retention Agreement carefully with an attorney of my choice; that I have read this Retention Agreement and understand its terms; that I enter into this Retention Agreement knowingly and voluntarily; and that I agree to and accept all of the terms set forth in this Retention Agreement.

Agreed and Accepted:

Dated: July 15, 2015	WESLEY DAY

/s/ Wesley Day

VIVUS, Inc.    351 E. Evelyn Ave., Mountain View, CA  94041    Tel 650-934-5200     www.vivus.com

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Wesley Day (“Employee”) and VIVUS, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

Whereas, in connection with Employee’s termination of employment effective as of December 31, 2015, Employee is eligible to receive the benefits provided in the letter agreement by and between Employee and the Company dated July 20, 2015 (the “Retention Agreement”), subject to the terms and conditions set forth therein including (but not limited to) entering into a release of claims agreement in favor of the Company under Section 4 of the Retention Agreement.

Whereas, in consideration for such benefits provided under the Retention Agreement and pursuant to Section 4 of the Retention Agreement, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

Now, therefore, Employee covenants and agrees as follows:

1. Payment of Salary and Receipt of All Benefits.  Employee acknowledges and represents that, other than the consideration set forth in the Retention Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

2. Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on his/her own behalf and on behalf of his/her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date (as defined below) of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

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b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company).  Notwithstanding the foregoing, Employee acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Section 9 below, which precludes Employee from filing a claim with the Division of Labor

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Standards Enforcement.  Further, (i) Employee will not be deemed to have waived his/her right to indemnification in accordance with the Company’s certificate of incorporation and bylaws, which indemnifies and holds Employee harmless from and against any and all liability, loss, damages or expenses incurred as a result of, arising out of, or in any way related to, Employee’s service as an officer or director of the Company, to the same extent as with respect to other officers and directors of the Company, or under Labor Code Section 2802, and (ii) Employee will not be deemed to have waived any claims with respect to vested benefits under an ERISA-governed plan.    Employee represents that he/she has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

3. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he/she has been advised by this writing that: (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has twenty-one (21) days within which to consider this Agreement; (c) he/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he/she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.  Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date.

4. California Civil Code Section 1542.  Employee acknowledges that he/she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he/she may have thereunder, as well as under any other statute or common law principles of similar effect.

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5. No Pending or Future Lawsuits.  Employee represents that he/she has no lawsuits, claims, or actions pending in his/her name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he/she does not intend to bring any claims on his/her own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

6. Trade Secrets and Confidential Information/Company Property.  Employee reaffirms and agrees to observe and abide by the terms of the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement dated September 28, 2005, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees.  Employee’s signature below constitutes his/her certification under penalty of perjury that he/she has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his/her employment with the Company, or otherwise belonging to the Company.

7. No Admission of Liability.  The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by the Parties.  No action taken by the Company or Employee hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company or Employee of any fault or liability whatsoever to the other Party or to any third party.

8. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

9. ARBITRATION.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”).  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE

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ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

10. Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his/her behalf under the terms of this Agreement.  Employee agrees and understands that he/she is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration that would normally be Employee’s responsibility and that the Company will be responsible for the employer-related taxes and contributions that would normally be its responsibility.

11. Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that he/she has the capacity to act on his/her own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

12. No Representations.  Employee represents that he/she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

13. Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

14. Attorneys’ Fees.  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

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15. Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement.

16. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

17. Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.  Employee consents to personal and exclusive jurisdiction and venue in the State of California.

18. Effective Date.  Employee understands that this Agreement shall be null and void if not executed by him/her within twenty one (21) days.   Employee has seven (7) days after he signs this Agreement to revoke it.  This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”).

19. Counterparts.  This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20. Voluntary Execution of Agreement.  Employee understands and agrees that he/she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his/her claims against the Company and any of the other Releasees.  Employee acknowledges that:

(a)	he/she has read this Agreement;

(b)	he/she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel;

(c)	he/she understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	he/she is fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

WESLEY DAY, an individual

Dated: , 2015
Wesley Day

VIVUS, INC.

Dated: , 2015	By:

Title:

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